BlackRock MuniYield New Jersey Fund, Inc. (“Registrant”)

SUB-ITEM 77B:   Accountant’s report on internal control

January 26, 2007

To the Securities and Exchange Commission:

The report on internal control of the Registrant’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is filed with this Form N-SAR.  Deloitte’s report describes a control deficiency in the operation of the Registrant’s internal control over financial reporting that Deloitte considers to be a material weakness as of November 30, 2006, as described in their report.

Prior to the filing of this Form N-SAR, the Registrant identified the following control deficiency that was determined to be a material weakness, in the Registrant’s internal control over financial reporting.  The Registrant’s controls related to the review and analysis of relevant terms and conditions of transfers of certain assets pertaining to inverse floater structures were not operating effectively to appropriately determine whether the transfers of assets qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”).  As a result these controls did not detect that certain transfers were not appropriately recorded as borrowings.  Accordingly, prior to their issuance, the Registrant’s financial statements as of and for the period ended November 30, 2006, including prior periods where applicable, were restated to appropriately reflect transfers of such securities as secured borrowings and report the related income and expense.  These adjustments had no impact on net assets, net asset value per share or total return.

Subsequent to November 30, 2006, but prior to the evaluation of the design and operation of the Registrant’s disclosure controls and procedures at January 26, 2007, the Registrant’s disclosure controls and procedures were modified to enhance the review and analysis of the relevant terms and conditions of transfers of securities in connection with inverse floater structures in light of SFAS 140.